EXHIBIT 23.2

Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906
Consent of Schlumberger Data and Consulting Services
     We consent to the references to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-140599) and related Prospectus of Quicksilver Gas Services LP and the use in such Registration Statement of our report dated February 7, 2007 relating to the reserve and economic evaluation of proved reserves of certain Quicksilver Resources Inc. Texas oil and gas interests as of December 31, 2006.

Schlumberger Data and Consulting Services

By: Charles M. Boyer II, P.G.
Title: Operations Manager Pittsburgh Consulting Services

Pittsburgh, Pennsylvania
July 10, 2007